Exhibit 99.1

Unaudited Attributed Financial Information for Tracking Stock Groups
Our Liberty Interactive common stock is intended to reflect the separate performance of our Interactive Group which is comprised of our businesses engaged in video and on-line commerce, including our subsidiaries, QVC, Inc., Provide Commerce, Inc., Backcountry.com, Inc., Bodybuilding.com, LLC, Celebrate Interactive Holdings, LLC and our interest in HSN, Inc. Our Liberty Ventures common stock is intended to reflect the separate performance of our Ventures Group which consists of all of our businesses not included in the Interactive Group including our consolidated subsidiary TripAdvisor, Inc. ("TripAdvisor"), as of December 11, 2012, and our interest in equity method investments of Expedia, Inc., Interval Leisure Group, Inc. and Tree.com, Inc. and available-for-sale securities Time Warner, Time Warner Cable and AOL.
The following tables present our assets and liabilities as of December 31, 2013 and 2012 and revenue, expenses and cash flows for the three years ended December 31, 2013, 2012 and 2011. The tables further present our assets, liabilities, revenue, expenses and cash flows that are attributed to the Interactive Group and the Ventures Group, respectively, as if those businesses and assets had been attributed to those respective groups at the beginning of each period, for comparative purposes. Therefore, the attributed earnings in the periods presented in the Unaudited Attributed Financial Information Statements are not the same as those reflected in the Liberty Interactive Corporation consolidated financial statements. The earnings attributed to the Liberty Interactive common stock and Liberty Ventures common stock for purposes of those financial statements only relate to the periods after the tracking stocks were issued. The financial information in this Exhibit should be read in conjunction with our consolidated financial statements for the year ended December 31, 2013 included in this Annual Report on Form 10-K.
Notwithstanding the following attribution of assets, liabilities, revenue, expenses and cash flows to the Interactive Group and the Ventures Group, our tracking stock structure does not affect the ownership or the respective legal title to our assets or responsibility for our liabilities. We and our subsidiaries are each responsible for our respective liabilities. Holders of Liberty Interactive common stock and Liberty Ventures common stock are holders of our common stock and are subject to risks associated with an investment in our company and all of our businesses, assets and liabilities. The issuance of Liberty Interactive common stock and Liberty Ventures common stock does not affect the rights of our creditors or creditors of our subsidiaries.

SUMMARY ATTRIBUTED FINANCIAL DATA
Interactive Group

	December 31, 2013	December 31, 2012
	amounts in millions
Summary balance sheet data:
Current assets	$3,245	3,141
Investments in affiliates, accounted for using the equity method	$343	304
Intangible assets not subject to amortization, net	$8,387	8,431
Total assets	$14,862	15,115
Long-term debt	$5,044	4,277
Long-term deferred income tax liabilities	$1,208	1,318
Attributed net assets	$6,378	7,011

	Years ended December 31,
	2013	2012	2011
	amounts in millions
Summary operations data:
Revenue	$10,307	10,018	9,616
Cost of sales	(6,602)	(6,396)	(6,114)
Operating expenses	(876)	(833)	(866)
Selling, general and administrative expenses (1)	(1,033)	(977)	(858)
Impairment of intangible assets	(33)	(92)	—
Depreciation and amortization	(632)	(596)	(641)
Operating income (loss)	1,131	1,124	1,137
Interest expense	(292)	(322)	(317)
Share of earnings (losses) of affiliates, net	48	28	23
Realized and unrealized gains (losses) on financial instruments, net	(12)	51	75
Gains (losses) on transactions, net	(1)	—	—
Other income (expense), net	(53)	—	15
Income tax benefit (expense)	(338)	(352)	(353)
Earnings (loss) from continuing operations	483	529	580
Earnings (loss) from discontinued operations, net of taxes	—	—	378
Net earnings (loss)	483	529	958
Less net earnings (loss) attributable to noncontrolling interests	45	63	53
Net earnings (loss) attributable to Liberty Interactive Corporation shareholders	$438	466	905
______________________________________________

(1)	Includes stock-based compensation of $110 million, $85 million and $49 million for the years ended December 31, 2013, 2012 and 2011, respectively.

SUMMARY ATTRIBUTED FINANCIAL DATA (Continued)
Ventures Group

	December 31, 2013	December 31, 2012
	amounts in millions
Summary balance sheet data:
Cash and cash equivalents	$658	1,961
Investments in available-for-sale securities and other cost investments	$1,497	1,815
Investments in affiliates, accounted for using the equity method	$894	547
Intangible assets not subject to amortization, net	$5,288	5,449
Long-term debt, including current portion	$2,301	3,342
Deferred tax liabilities, including current portion	$2,731	2,959
Attributed net assets (liabilities)	$558	551

	Years ended December 31,
	2013	2012	2011
	amounts in millions
Summary operations data:
Revenue	$945	36	—
Operating expenses	(153)	(7)	—
Selling, general and administrative expenses (1)	(492)	(32)	(4)
Depreciation and amortization	(311)	(13)	—
Operating income (loss)	(11)	(16)	(4)
Interest expense	(81)	(110)	(110)
Share of earnings (losses) of affiliates, net	(15)	57	117
Realized and unrealized gains (losses) on financial instruments, net	(10)	(402)	9
Gains (losses) on transactions, net	(1)	1,531	—
Other, net	7	44	(6)
Income tax benefit (expense)	208	(42)	1
Net earnings (loss)	97	1,062	7
Less net earnings (loss) attributable to noncontrolling interests	34	(2)	—
Net earnings (loss) attributable to Liberty Interactive Corporation shareholders	$63	1,064	7
______________________________________________

(1)	Includes stock-based compensation of $68 million, $6 million and zero for the years ended December 31, 2013, 2012 and 2011, respectively.

BALANCE SHEET INFORMATION
December 31, 2013
(unaudited)

	Attributed (note 1)
	Interactive Group	Ventures Group	Inter-group eliminations	Consolidated Liberty
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$598	658	—	1,256
Trade and other receivables, net	1,150	124	—	1,274
Inventory, net	1,135	—	—	1,135
Short-term marketable securities	—	543	—	543
Other current assets	362	26	(170)	218
Total current assets	3,245	1,351	(170)	4,426
Investments in available-for-sale securities and other cost investments (note 2)	4	1,497	—	1,501
Investments in affiliates, accounted for using the equity method (note 3)	343	894	—	1,237
Property and equipment, net	1,213	34	—	1,247
Intangible assets not subject to amortization, net	8,387	5,288	—	13,675
Intangible assets subject to amortization, net	1,589	903	—	2,492
Other assets, at cost, net of accumulated amortization	81	17	—	98
Total assets	$14,862	9,984	(170)	24,676
Liabilities and Equity
Current liabilities:
Intergroup payable (receivable)	$221	(221)	—	—
Accounts payable	553	38	—	591
Accrued liabilities	958	109	—	1,067
Current portion of debt (note 4)	39	939	—	978
Deferred tax liabilities	—	1,095	(170)	925
Other current liabilities	145	50	—	195
Total current liabilities	1,916	2,010	(170)	3,756
Long-term debt (note 4)	5,044	1,362	—	6,406
Deferred income tax liabilities	1,208	1,636	—	2,844
Other liabilities	192	43	—	235
Total liabilities	8,360	5,051	(170)	13,241
Equity/Attributed net assets (liabilities)	6,378	558	—	6,936
Noncontrolling interests in equity of subsidiaries	124	4,375	—	4,499
Total liabilities and equity	$14,862	9,984	(170)	24,676

BALANCE SHEET INFORMATION
December 31, 2012
(unaudited)

	Attributed (note 1)
	Interactive Group	Ventures Group	Inter-group eliminations	Consolidated Liberty
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$699	1,961	—	2,660
Trade and other receivables, net	1,095	106	—	1,201
Inventory, net	1,106	—	—	1,106
Short-term marketable securities	—	186	—	186
Other current assets	241	20	(156)	105
Total current assets	3,141	2,273	(156)	5,258
Investments in available-for-sale securities and other cost investments (note 2)	4	1,815	—	1,819
Investments in affiliates, accounted for using the equity method (note 3)	304	547	—	851
Property and equipment, net	1,220	15	—	1,235
Intangible assets not subject to amortization, net	8,431	5,449	—	13,880
Intangible assets subject to amortization, net	1,934	1,183	—	3,117
Other assets, at cost, net of accumulated amortization	81	14	—	95
Total assets	$15,115	11,296	(156)	26,255
Liabilities and Equity
Current liabilities:
Intergroup payable (receivable)	$70	(70)	—	—
Accounts payable	705	14	—	719
Accrued liabilities	819	99	—	918
Current portion of debt (note 4)	265	1,373	—	1,638
Deferred tax liabilities	—	1,068	(156)	912
Other current liabilities	267	35	—	302
Total current liabilities	2,126	2,519	(156)	4,489
Long-term debt (note 4)	4,277	1,969	—	6,246
Deferred income tax liabilities	1,318	1,891	—	3,209
Other liabilities	234	26	—	260
Total liabilities	7,955	6,405	(156)	14,204
Equity/Attributed net assets (liabilities)	7,011	551	—	7,562
Noncontrolling interests in equity of subsidiaries	149	4,340	—	4,489
Total liabilities and equity	$15,115	11,296	(156)	26,255

STATEMENT OF OPERATIONS INFORMATION
Year ended December 31, 2013
(unaudited)

	Attributed (note 1)
	Interactive Group	Ventures Group	Consolidated Liberty
	amounts in millions
Revenue:
Net retail sales	$10,307	—	10,307
Service and other revenue, net	—	945	945
Total revenue, net	10,307	945	11,252
Operating costs and expenses:
Cost of retail sales (exclusive of depreciation shown separately below)	6,602	—	6,602
Operating	876	153	1,029
Selling, general and administrative, including stock-based compensation (note 5)	1,033	492	1,525
Impairment of intangible assets	33	—	33
Depreciation and amortization	632	311	943
	9,176	956	10,132
Operating income (loss)	1,131	(11)	1,120
Other income (expense):
Interest expense	(292)	(81)	(373)
Share of earnings (losses) of affiliates, net (note 3)	48	(15)	33
Realized and unrealized gains (losses) on financial instruments, net	(12)	(10)	(22)
Gains (losses) on transactions, net	(1)	(1)	(2)
Other, net	(53)	7	(46)
	(310)	(100)	(410)
Earnings (loss) before income taxes	821	(111)	710
Income tax benefit (expense)	(338)	208	(130)
Net earnings (loss)	483	97	580
Less net earnings (loss) attributable to noncontrolling interests	45	34	79
Net earnings (loss) attributable to Liberty Interactive Corporation shareholders	$438	63	501

STATEMENT OF OPERATIONS INFORMATION
Year ended December 31, 2012
(unaudited)

	Attributed (note 1)
	Interactive Group	Ventures Group	Consolidated Liberty
	amounts in millions
Revenue:
Net retail sales	$10,018	—	10,018
Service and other revenue, net	—	36	36
Total revenue, net	10,018	36	10,054
Operating costs and expenses:
Cost of retail sales (exclusive of depreciation shown separately below)	6,396	—	6,396
Operating	833	7	840
Selling, general and administrative, including stock-based compensation (note 5)	977	32	1,009
Depreciation and amortization	596	13	609
Impairment of intangible assets	92	—	92
	8,894	52	8,946
Operating income (loss)	1,124	(16)	1,108
Other income (expense):
Interest expense	(322)	(110)	(432)
Share of earnings (losses) of affiliates, net (note 3)	28	57	85
Realized and unrealized gains (losses) on financial instruments, net	51	(402)	(351)
Gains (losses) on transactions, net	—	1,531	1,531
Other, net	—	44	44
	(243)	1,120	877
Earnings (loss) from continuing operations before income taxes	881	1,104	1,985
Income tax benefit (expense)	(352)	(42)	(394)
Earnings (loss) from continuing operations	529	1,062	1,591
Earnings (loss) from discontinued operations, net of taxes	—	—	—
Net earnings (loss)	529	1,062	1,591
Less net earnings (loss) attributable to noncontrolling interests	63	(2)	61
Net earnings (loss) attributable to Liberty Interactive Corporation shareholders	$466	1,064	1,530

STATEMENT OF OPERATIONS INFORMATION
Year ended December 31, 2011
(unaudited)

	Attributed (note 1)
	Interactive Group	Ventures Group	Consolidated Liberty
	amounts in millions
Revenue:
Net retail sales	$9,616	—	9,616
Service and other revenue, net	—	—	—
Total revenue, net	9,616	—	9,616
Operating costs and expenses:
Cost of retail sales (exclusive of depreciation shown separately below)	6,114	—	6,114
Operating	866	—	866
Selling, general and administrative, including stock-based compensation (note 5)	858	4	862
Depreciation and amortization	641	—	641
	8,479	4	8,483
Operating income (loss)	1,137	(4)	1,133
Other income (expense):
Interest expense	(317)	(110)	(427)
Share of earnings (losses) of affiliates, net (note 3)	23	117	140
Realized and unrealized gains (losses) on financial instruments, net	75	9	84
Other, net	15	(6)	9
	(204)	10	(194)
Earnings (loss) before income taxes	933	6	939
Income tax benefit (expense)	(353)	1	(352)
Earnings (loss) from continuing operations	580	7	587
Earnings (loss) from discontinued operations, net of taxes	378	—	378
Net earnings (loss)	958	7	965
Less net earnings (loss) attributable to noncontrolling interests	53	—	53
Net earnings (loss) attributable to Liberty Interactive Corporation shareholders	$905	7	912

STATEMENT OF CASH FLOWS INFORMATION
Year ended December 31, 2013
(unaudited)

	Attributed (note 1)
	Interactive Group	Ventures Group	Consolidated Liberty
	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$483	97	580
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	632	311	943
Stock-based compensation	110	68	178
Cash payments for stock-based compensation	(8)	(2)	(10)
Excess tax benefit from stock-based compensation	(13)	(10)	(23)
Noncash interest expense	11	2	13
Share of losses (earnings) of affiliates, net	(48)	15	(33)
Cash receipts from return on equity investments	16	19	35
Realized and unrealized gains (losses) on financial instruments, net	12	10	22
(Gains) losses on transactions, net	1	1	2
(Gains) losses on extinguishment of debt	57	—	57
Impairment of intangible assets	33	—	33
Deferred income tax (benefit) expense	(131)	(5)	(136)
Other, net	(3)	1	(2)
Intergroup tax allocation	272	(272)	—
Intergroup tax payments	(52)	52	—
Changes in operating assets and liabilities
Current and other assets	(63)	(18)	(81)
Payables and other current liabilities	(337)	119	(218)
Net cash provided (used) by operating activities	972	388	1,360
Cash flows from investing activities:
Cash proceeds from dispositions	1	1,136	1,137
Investments in and loans to cost and equity investees	(4)	(380)	(384)
Capital expended for property and equipment	(295)	(57)	(352)
Cash paid for acquisitions, net of cash acquired	(24)	(34)	(58)
Purchases of short term and other marketable securities	—	(1,391)	(1,391)
Sales of short term and other marketable securities	—	726	726
Other investing activities, net	(40)	2	(38)
Net cash provided (used) by investing activities	(362)	2	(360)
Cash flows from financing activities:
Borrowings of debt	3,520	853	4,373
Repayments of debt	(3,056)	(2,418)	(5,474)
Intergroup receipts (payments), net	2	(2)	—
Repurchases of Liberty Interactive common stock	(1,089)	—	(1,089)
Shares repurchased by subsidiary	—	(145)	(145)
Shares issued by subsidiary	—	27	27
Taxes paid in lieu of shares issued for stock-based compensation	(21)	(17)	(38)
Excess tax benefit from stock-based compensation	13	10	23
Other financing activities, net	(56)	(1)	(57)
Net cash provided (used) by financing activities	(687)	(1,693)	(2,380)
Effect of foreign currency rates on cash	(24)	—	(24)
Net increase (decrease) in cash and cash equivalents	(101)	(1,303)	(1,404)
Cash and cash equivalents at beginning of period	699	1,961	2,660
Cash and cash equivalents at end period	$598	658	1,256

STATEMENT OF CASH FLOWS INFORMATION
Year ended December 31, 2012
(unaudited)

	Attributed (note 1)
	Interactive Group	Ventures Group	Consolidated Liberty
	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$529	1,062	1,591
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	596	13	609
Stock-based compensation	85	6	91
Cash payments for stock-based compensation	(12)	—	(12)
Excess tax benefit from stock-based compensation	(56)	(8)	(64)
Noncash interest expense	9	—	9
Share of losses (earnings) of affiliates, net	(28)	(57)	(85)
Cash receipts from return on equity investments	11	34	45
Realized and unrealized gains (losses) on financial instruments, net	(51)	402	351
(Gains) losses on transactions, net	—	(1,531)	(1,531)
Impairment of intangible assets	92	—	92
Deferred income tax (benefit) expense	(179)	192	13
Other, net	—	(30)	(30)
Intergroup tax allocation	152	(152)	—
Intergroup tax payments	(33)	33	—
Changes in operating assets and liabilities
Current and other assets	(78)	8	(70)
Payables and other current liabilities	433	(10)	423
Net cash provided (used) by operating activities	1,470	(38)	1,432
Cash flows from investing activities:
Cash proceeds from dispositions	—	1,030	1,030
Proceeds (settlements) of financial instruments, net	—	(258)	(258)
Investments in and loans to cost and equity investees	(59)	(177)	(236)
Capital expended for property and equipment	(338)	(1)	(339)
Net sales (purchases) of short term and other marketable securities	46	(76)	(30)
Other investing activities, net	(111)	97	(14)
Net cash provided (used) by investing activities	(462)	615	153
Cash flows from financing activities:
Borrowings of debt	2,316	—	2,316
Repayments of debt	(1,392)	(120)	(1,512)
Proceeds from rights offering	—	328	328
Reattribution of cash between groups	(1,346)	1,346	—
Intergroup receipts (payments), net	162	(162)	—
Repurchases of Liberty common stock	(815)	—	(815)
Taxes paid in lieu of shares issued for stock-based compensation	(112)	(16)	(128)
Excess tax benefit from stock-based compensation	56	8	64
Other financing activities, net	(5)	—	(5)
Net cash provided (used) by financing activities	(1,136)	1,384	248
Effect of foreign currency rates on cash	(20)	—	(20)
Net increase (decrease) in cash and cash equivalents	(148)	1,961	1,813
Cash and cash equivalents at beginning of period	847	—	847
Cash and cash equivalents at end period	$699	1,961	2,660

STATEMENT OF CASH FLOWS INFORMATION
Year ended December 31, 2011
(unaudited)

	Attributed (note 1)
	Interactive Group	Ventures Group	Consolidated Liberty
	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$958	7	965
Adjustments to reconcile net earnings to net cash provided by operating activities:
(Earnings) loss from discontinued operations	(378)	—	(378)
Depreciation and amortization	641	—	641
Stock-based compensation	49	—	49
Cash payments for stock-based compensation	(3)	—	(3)
Excess tax benefit from stock-based compensation	(19)	—	(19)
Noncash interest expense	4	5	9
Share of losses (earnings) of affiliates, net	(23)	(117)	(140)
Cash receipts from return on equity investments	3	19	22
Realized and unrealized gains (losses) on financial instruments, net	(75)	(9)	(84)
Deferred income tax (benefit) expense	(109)	153	44
Other, net	(20)	15	(5)
Intergroup tax allocation	154	(154)	—
Changes in operating assets and liabilities
Current and other assets	(174)	—	(174)
Payables and other current liabilities	(20)	(7)	(27)
Net cash provided (used) by operating activities	988	(88)	900
Cash flows from investing activities:
Investments in and loans to cost and equity investees	(56)	(9)	(65)
Capital expended for property and equipment	(312)	—	(312)
Net sales (purchases) of short term and other marketable securities	(46)	—	(46)
Other investing activities, net	(14)	—	(14)
Net cash provided (used) by investing activities	(428)	(9)	(437)
Cash flows from financing activities:
Borrowings of debt	383	—	383
Repayments of debt	(788)	(111)	(899)
Intergroup receipts (payments), net	(208)	208	—
Repurchases of Liberty common stock	(366)	—	(366)
Taxes paid in lieu of shares issued for stock-based compensation	(5)	—	(5)
Excess tax benefit from stock-based compensation	19	—	19
Other financing activities, net	(48)	—	(48)
Net cash provided (used) by financing activities	(1,013)	97	(916)
Effect of foreign currency rates on cash	(4)	—	(4)
Net cash provided by (to) discontinued operations
Cash provided (used) by operating activities	304	—	304
Cash provided (used) by investing activities	(104)	—	(104)
Cash provided (used) by financing activities	(264)	—	(264)
Change in available cash held by discontinued operations	15	—	15
Net cash provided by (to) discontinued operations	(49)	—	(49)
Net increase (decrease) in cash and cash equivalents	(506)	—	(506)
Cash and cash equivalents at beginning of period	1,353	—	1,353
Cash and cash equivalents at end period	$847	—	847

Notes to Attributed Financial Information
(unaudited)

(1)
The Interactive Group is comprised of our consolidated subsidiaries QVC, Inc., Provide Commerce, Inc., Backcountry.com, Inc., Bodybuilding.com, LLC and Celebrate Interactive Holdings, LLC and our interest in HSN, Inc. Accordingly, the accompanying attributed financial information for the Interactive Group includes the foregoing investment, as well as the assets, liabilities, revenue, expenses and cash flows of those consolidated subsidiaries. We have also attributed certain of our debt obligations (and related interest expense) to the Interactive Group based upon a number of factors, including the cash flow available to the Interactive Group and its ability to pay debt service and our assessment of the optimal capitalization for the Interactive Group. The specific debt obligations attributed to each of the Interactive Group and the Ventures Group are described in note 4 below. In addition, we have allocated certain corporate general and administrative expenses among the Interactive Group and the Ventures Group as described in note 5 below.

The Interactive Group focuses on video and on-line commerce businesses. Accordingly, we expect that businesses that we may acquire in the future that we believe are complementary to this strategy will also be attributed to the Interactive Group.

The Ventures Group consists of all of our businesses not included in the Interactive Group including our consolidated subsidiary TripAdvisor, Inc. ("TripAdvisor") and interests in equity method investments of Expedia, Inc., Interval Leisure Group, Inc. and Tree.com, Inc. and available-for-sale securities Time Warner, Time Warner Cable and AOL. Accordingly, the accompanying attributed financial information for the Ventures Group includes these investments, as well as the assets, liabilities, revenue, expenses and cash flows of TripAdvisor. In addition, we have attributed to the Ventures Group all of our senior exchangeable debentures (and related interest expense). See note 4 below for the debt obligations attributed to the Ventures Group.

Any businesses that we may acquire in the future that we do not attribute to the Interactive Group will be attributed to the Ventures Group.

At the time of issuance of Liberty Ventures common stock, cash of $1,346 million was reattributed to the Ventures Group from the Interactive Group. The Interactive Group borrowed funds under QVC's credit facility in connection with the completion of the recapitalization to have the appropriate amount of cash available to be attributed to each Group.

(2)	Investments in available-for-sale securities, including non-strategic securities, and other cost investments are summarized as follows:

	December 31, 2013	December 31, 2012
	amounts in millions
Interactive Group
Other cost investments	$4	4
Total Interactive Group	4	4
Ventures Group
Time Warner Inc.	306	1,042
Time Warner Cable Inc.	741	531
Other AFS investments	262	143
TripAdvisor AFS securities	188	99
Total Ventures Group	1,497	1,815
Consolidated Liberty	$1,501	1,819

(3)	The following table presents information regarding certain equity method investments:

				Share of earnings (losses)
	December 31, 2013			Years ended December 31,
	Percentage ownership	Carrying value	Market value
				2013	2012	2011
	dollar amounts in millions
Interactive Group
HSN, Inc. (3)	38%	$293	1,247	61	40	38
Other	various	50	N/A	(13)	(12)	(15)
Total Interactive Group		343		48	28	23
Ventures Group
Expedia, Inc. (1)(2)(3)	18%	477	1,608	31	67	119
TripAdvisor, Inc. (1)(4)	N/A	N/A	N/A	NA	38	NA
Other (5)	various	417	N/A	(46)	(48)	(2)
Total Ventures Group		894		(15)	57	117
Consolidated Liberty		$1,237		33	85	140
___________________________

(1)
During the fourth quarter of 2011 Expedia, Inc. completed the pro-rata split-off of TripAdvisor, a wholly owned subsidiary. Therefore, the Company had a 26% ownership interest in each of Expedia, Inc. and TripAdvisor as of December 31, 2011.

(2)
Liberty entered into a forward sales contract on 12 million shares of Expedia common stock in March 2012 at a per share forward price of $34.316. The forward contract was settled in October 2012 for total cash proceeds of $412 million and the 12 million shares of Expedia common stock, previously held as collateral, were released to the counterparty. In the fourth quarter when the forward contract settled, the difference between the fair value of the Expedia shares and the carrying value of the shares ($443 million) was recognized in the gain (loss) on dispositions, net line item in the statement of operations. Liberty owns an approximate 18% equity interest and 58% voting interest in Expedia. Liberty has entered into governance arrangements pursuant to which Mr. Barry Diller, Chairman of the Board and Senior Executive Officer of Expedia, may vote its interests of Expedia, subject to certain limitations. Additionally, through our governance arrangements with Mr. Diller, we have the right to appoint and have appointed 20% of the members of Expedia's board of directors, which is currently comprised of 10 members. Therefore, we determined based on these arrangements that we have significant influence through our arrangements with Expedia and have accounted for the investment as an equity method affiliate.

(3)	During the year ended December 31, 2013, Expedia, Inc. and HSN, Inc. paid dividends aggregating $13 million and $16 million, respectively, which were recorded as reductions to the investment balances.

(4)
In May 2012, Liberty sold approximately 8.5 million shares of TripAdvisor for cash proceeds of $338 million. The sale resulted in a $288 million gain recorded in gain (losses) on transactions, net, based on the average cost, in the statement of operations. On December 11, 2012, we acquired approximately 4.8 million additional shares of common stock of TripAdvisor (an additional 4% equity ownership interest), for $300 million, and obtained voting control of TripAdvisor, see note 5 in the accompanying consolidated financial statements for additional details of the transactions related to TripAdvisor.

(5)
Liberty invested $300 million in a solar energy plant during 2013. Liberty expects to receive a portion of the initial investment back within a year as the entity expects to receive grant proceeds and other favorable tax attributes. Similar to some of Liberty's other alternative energy investments, the Company expects to record the Company's share of losses of the solar plant initially but expects to record the impacts of favorable tax attributes (primarily accelerated depreciation) as a current tax benefit with an offsetting deferred tax expense in the tax expense (benefit) line item in the Statement of Operations.

(4)	Debt attributed to the Interactive Group and the Ventures Group is comprised of the following:

	December 31, 2013
	Outstanding principal	Carrying value
	amounts in millions
Interactive Group
Corporate level notes and debentures
8.5% Senior Debentures due 2029	$287	285
8.25% Senior Debentures due 2030	504	501
1% Exchangeable Senior Debentures due 2043	400	423
Subsidiary level notes and facilities
QVC 7.5% Senior Secured Notes due 2019	769	761
QVC 7.375% Senior Secured Notes due 2020	500	500
QVC 5.125% Senior Secured Notes due 2022	500	500
QVC 4.375% Senior Secured Notes due 2023	750	750
QVC 5.95% Senior Secured Notes due 2043	300	300
QVC Bank Credit Facilities	922	922
Other subsidiary debt	141	141
Total Interactive Group	5,073	5,083
Ventures Group
Corporate level debentures
4% Exchangeable Senior Debentures due 2029	439	284
3.75% Exchangeable Senior Debentures due 2030	439	270
3.5% Exchangeable Senior Debentures due 2031	363	316
0.75% Exchangeable Senior Debentures due 2043	850	1,062
Subsidiary level notes and facilities
TripAdvisor Debt Facilities	369	369
Total Ventures Group	2,460	2,301
Total consolidated Liberty debt	$7,533	7,384
Less current maturities		(978)
Total long-term debt		$6,406

(5)
Cash compensation expense for our corporate employees will be allocated among the Interactive Group and the Ventures Group based on the estimated percentage of time spent providing services for each group. On a semi-annual basis estimated time spent will be determined through an interview process and a review of personnel duties unless transactions significantly change the composition of companies and investments in either respective group which would require a more timely reevaluation of estimated time spent. Other general and administrative expenses will be charged directly to the groups whenever possible and are otherwise allocated based on estimated usage or some other reasonably determined methodology. Amounts allocated from the Interactive Group to the Ventures Group was determined to be $11 million and $5 million for the years ended December 31, 2013 and 2012, respectively. We note that stock compensation related to each tracking stock group is determined based on actual options outstanding for each respective tracking stock group, therefore, as it relates to periods prior to the Split-Off no stock compensation expense was recognized by the Ventures group.

While we believe that this allocation method is reasonable and fair to each group, we may elect to change the allocation methodology or percentages used to allocate general and administrative expenses in the future.

(6)
We have accounted for income taxes for the Interactive Group and the Ventures Group in the accompanying attributed financial information in a manner similar to a stand-alone company basis. To the extent this methodology differs from our tax sharing policy, differences have been reflected in the attributed net assets of the groups.

Interactive Group

Income tax benefit (expense) consists of:

	Years ended December 31,
	2013	2012	2011
	amounts in millions
Current:
Federal	$(361)	(365)	(310)
State and local	(26)	(26)	(32)
Foreign	(82)	(140)	(120)
	$(469)	(531)	(462)
Deferred:
Federal	$196	152	103
State and local	(58)	20	2
Foreign	(7)	7	4
	131	179	109
Income tax benefit (expense)	$(338)	(352)	(353)

Income tax benefit (expense) differs from the amounts computed by applying the U.S. federal income tax rate of 35% as a result of the following:

	Years ended December 31,
	2013	2012	2011
	amounts in millions
Computed expected tax benefit (expense)	$(288)	(309)	(327)
State and local income taxes, net of federal income taxes	(22)	(4)	(17)
Foreign taxes, net of foreign tax credits	(7)	5	(3)
Change in valuation allowance affecting tax expense	(26)	(8)	(15)
Impairment of intangible assets	(2)	(29)	—
Other, net	7	(7)	9
Income tax benefit (expense)	$(338)	(352)	(353)

The tax effects of temporary differences that give rise to significant portions of the deferred income tax assets and deferred income tax liabilities are presented below:

	December 31,
	2013	2012
	amounts in millions
Deferred tax assets:
Net operating and capital loss carryforwards	$68	92
Foreign tax credit carryforwards	129	87
Accrued stock compensation	26	11
Other accrued liabilities	79	80
Investments	—	16
Other future deductible amounts	130	133
Deferred tax assets	432	419
Valuation allowance	(51)	(40)
Net deferred tax assets	381	379

Deferred tax liabilities:
Intangible assets	1,419	1,541
Deferred tax liabilities	1,419	1,541
Net deferred tax liabilities	$1,038	1,162

The Company's deferred tax assets and liabilities are reported in the accompanying balance sheet information as follows:

	December 31,
	2013	2012
	amounts in millions
Current deferred tax (assets) liabilities	$(170)	(156)
Long-term deferred tax liabilities	1,208	1,318
Net deferred tax liabilities	$1,038	1,162

Ventures Group

Income tax benefit (expense) consists of:

	Years ended December 31,
	2013	2012	2011
	amounts in millions
Current:
Federal	$233	151	154
State and local	(10)	(1)	—
Foreign	(20)	—	—
	$203	150	154
Deferred:
Federal	$(207)	(183)	(145)
State and local	180	(9)	(8)
Foreign	32	—	—
	5	(192)	(153)
Income tax benefit (expense)	$208	(42)	1

Income tax benefit (expense) differs from the amounts computed by applying the U.S. federal income tax rate of 35% as a result of the following:

	Years ended December 31,
	2013	2012	2011
	amounts in millions
Computed expected tax benefit (expense)	$39	(386)	(2)
State and local income taxes, net of federal income taxes	5	(7)	(5)
Foreign taxes, net of foreign tax credits	15	—	—
Impact of change in state rate on deferred taxes	109	—	—
Consolidation of previously held equity method affiliate	—	294	—
Change in valuation allowance affecting tax expense	(6)	—	—
Dividends received deductions	—	10	5
Alternative energy tax credits	54	48	3
Other, net	(8)	(1)	—
Income tax benefit (expense)	$208	(42)	1

The tax effects of temporary differences that give rise to significant portions of the deferred income tax assets and deferred income tax liabilities are presented below:

	December 31,
	2013	2012
	amounts in millions
Deferred tax assets:
Net operating and capital loss carryforwards	$34	18
Other	48	36
Deferred tax assets	82	54
Valuation allowance	(17)	(12)
Net deferred tax assets	65	42

Deferred tax liabilities:
Investments	569	508
Intangible assets	862	1,209
Discount on exchangeable debentures	965	890
Deferred gain on debt retirements	313	321
Other	82	73
Deferred tax liabilities	2,791	3,001
Net deferred tax liabilities	$2,726	2,959

The Company's deferred tax assets and liabilities are reported in the accompanying balance sheet information as follows:

	December 31,
	2013	2012
	amounts in millions
Current deferred tax asset of TripAdvisor (1)	$(5)	—
Current deferred tax liabilities	1,095	1,068
Long-term deferred tax liabilities	1,636	1,891
Net deferred tax liabilities	$2,726	2,959

(1) TripAdvisor's deferred tax asset is not offset with Liberty's deferred tax liabilities as TripAdvisor is not included in the group tax return of Liberty. TripAdvisor's deferred tax asset has been included in other current assets in the accompanying consolidated balance sheet.

Intergroup payable (receivable)

The intergroup balance, at December 31, 2013, is primarily a result of timing of tax benefits taken by the Ventures group as a result of the Solar investment made in the third quarter and the resulting cash payments to be made from the Interactive group.

(7)
The Liberty Interactive Stock and the Liberty Ventures Stock have voting and conversion rights under our restated charter. Following is a summary of those rights. Holders of Series A common stock of each group is entitled to one vote per share, and holders of Series B common stock of each group are entitled to ten votes per share. Holders of Series C common stock of each group, if issued, are entitled to 1/100th of a vote per share in certain limited cases and will otherwise not be entitled to vote. In general, holders of Series A and Series B common stock will vote as a single class. In certain limited circumstances, the board may elect to seek the approval of the holders of only Series A and Series B Liberty Interactive Stock or the approval of the holders of only Series A and Series B Liberty Ventures Stock.

At the option of the holder, each share of Series B common stock will be convertible into one share of Series A common stock of the same group. At the discretion of our board, the common stock related to one group may be converted into common stock of the same series that is related to the other group.